Exhibit 99.1

ADMINISTAFF ANNOUNCES FOURTH QUARTER AND
FULL YEAR RESULTS

•	Q4 revenue up 10% on 4% worksite employee growth
•	2010 EPS increases 32% over 2009 on higher revenues
•	Working capital increases to $144 million
•	January 2011 worksite employees up 9% year over year

HOUSTON – Feb. 14, 2011 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported results for the fourth quarter and year ended December 31, 2010.  For the fourth quarter, the company reported net income of $7.8 million versus a net loss of $2.8 million in the 2009 period.  Diluted earnings per share were $0.30 compared to a loss of $0.11 per share in the 2009 period.

“We are very pleased with our performance throughout the year and our strong finish to 2010, resulting in over 112,000 worksite employees paid in January,” said Paul J. Sarvadi, Administaff chairman and chief executive officer.  “For 2011, we are well positioned to resume double-digit worksite employee growth in the PEO, continue our adjacent business development plan and launch our new corporate brand strategy.”

Fourth Quarter Results

Revenues for the fourth quarter of 2010 increased 10.0% over the 2009 period due to a 5.8% increase in revenues per worksite employee per month, and a 3.9% increase in the average number of worksite employees paid per month.

Gross profit increased 31.7% to $80.8 million compared to the fourth quarter of 2009.  The average gross profit per worksite employee per month increased $51, or 26.7%, to $242 in the fourth quarter of 2010 from $191 in the 2009 period.  This was primarily due to the improvement in our benefits cost center.  This resulted from the effective implementation of a plan to recover from increased COBRA costs and elevated utilization levels experienced during the fourth quarter of 2009.

Operating expenses, which included approximately $2.3 million in incremental costs associated with two recent acquisitions, increased 4.3% to $68.2 million compared to $65.4 million in the fourth quarter of 2009.  Operating expenses per worksite employee per month remained flat at $204.

Year End Results

For the year ended December 31, 2010, the company had net income of $22.4 million, or $0.86 per diluted share, compared to $16.6 million and $0.65 in 2009.

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Administaff, Inc.

“We successfully executed our plan to recover from the effects of the recession in both growth and profitability during 2010, achieving 35% earnings growth,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “With $144 million in working capital, we are in a strong position to execute our plan to invest in growth opportunities and continue our dividend and share repurchase programs.”

Revenues in 2010 were $1.7 billion, a 4.0% increase over the 2009 period.  Gross profit for the year ended December 31, 2010, increased 3.7% to $298.5 million.  The average gross profit per worksite employee per month was $232 compared to $221 in the 2009 period.

Operating expenses, which included approximately $5.0 million in incremental costs associated with two recent acquisitions, remained relatively flat at $261.5 million.  On a per worksite employee per month basis, operating expenses increased 2.0% over 2009.  As a result, operating income for the year ended December 31, 2010, was $37.1 million compared to $27.0 million in 2009.

Working capital increased by $16.9 million during the year to $144.5 million at December 31, 2010.  During 2010, EBITDA plus stock-based compensation totaled $61.1 million and the company returned $21.4 million to shareholders, including dividends of $13.5 million and share repurchases of $7.9 million.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the first quarter and full year 2011 and answer questions from investment analysts.  To listen in, call 877-651-0053 and use conference i.d. number 37253750.  The call will also be webcast at http://www.administaff.com.  To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.”  The conference call script and company guidance will be available at the same website later today.  A replay of the conference call will be available at 800-642-1687, conference i.d. 37253750, for one week.  The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity.  The company also provides an array of additional products and services designed to improve business performance, including software solutions for time and attendance, expense reimbursement and performance management, as well as recruiting, background screening and retirement services, among others.  The company operates 51 sales offices in 24 major markets. For additional information, visit Administaff’s website at http://www.administaff.com.

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Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate or realize expected returns on our Adjacent Business strategy, including acquisitions; and (x) an adverse final judgment or settlement of claims against Administaff.  These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	December 31,	December 31,
	2010	2009

Assets
Cash and cash equivalents	$234,829	$227,085
Restricted cash	41,204	36,436
Marketable securities	43,367	6,037
Accounts receivable	142,107	122,592
Prepaid insurance and other current assets	33,506	20,801
Income taxes receivable	1,808	2,692
Deferred income taxes	1,267	2,578
Total current assets	498,088	418,221

Property and equipment, net	76,027	81,174
Deposits	63,371	67,529
Other assets	22,359	9,546
Total assets	$659,845	$576,470

Liabilities and Stockholders’ Equity
Accounts payable	$3,309	$1,857
Payroll taxes and other payroll deductions payable	145,096	127,597
Accrued worksite employee payroll expense	109,697	93,138
Accrued health insurance costs	15,419	6,374
Accrued workers’ compensation costs	42,081	37,049
Other accrued liabilities	38,007	24,579
Total current liabilities	353,609	290,594

Accrued workers’ compensation costs	55,730	52,014
Other accrued liabilities	1,261	—
Deferred income taxes	8,850	10,702
Total noncurrent liabilities	65,841	62,716

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	135,607	138,551
Treasury stock, cost	(124,464)	(135,712)
Accumulated other comprehensive income, net of tax	21	3
Retained earnings	228,922	220,009
Total stockholders’ equity	240,395	223,160
Total liabilities and stockholders’ equity	$659,845	$576,470

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended December 31,			Year ended December 31,
	2010	2009	Change	2010	2009	Change

Operating results:
Revenues (gross billings of $2.896 billion, $2.633 billion, $10.169 billion and $9.856 billion, less worksite employee payroll cost of $2.460 billion, $2.237 billion, $8.449 billion and $8.203 billion, respectively)	$435,526	$395,897	10.0%	$1,719,752	$1,653,096	4.0%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	354,718	334,559	6.0%	1,421,216	1,365,129	4.1%
Gross profit	80,808	61,338	31.7%	298,536	287,967	3.7%
Operating expenses:
Salaries, wages and payroll taxes	38,343	35,146	9.1%	146,901	144,086	2.0%
Stock-based compensation	1,978	2,183	(9.4)%	8,126	10,064	(19.3)%
General and administrative expenses	15,540	15,270	1.8%	63,214	62,381	1.3%
Commissions	3,387	2,824	19.9%	11,881	11,800	0.7%
Advertising	5,267	5,954	(11.5)%	16,447	16,011	2.7%
Depreciation and amortization	3,641	3,993	(8.8)%	14,907	16,592	(10.2)%
Total operating expenses	68,156	65,370	4.3%	261,476	260,934	0.2%
Operating income (loss)	12,652	(4,032)	413.8%	37,060	27,033	37.1%
Other income (expense):
Interest income, net	217	201	8.0%	961	1,616	(40.5)%
Income (loss) before income tax expense	12,869	(3,831)	435.9%	38,021	28,649	32.7%
Income tax (benefit) expense	5,080	(1,022)	597.1%	15,581	12,075	29.0%
Net income (loss)	$7,789	$(2,809)	377.3%	$22,440	$16,574	35.4%
Diluted net income (loss) per share of common stock	$0.30	$(0.11)	372.7%	$0.86	$0.65	32.3%

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change

Statistical data:
Average number of worksite employees paid per month	111,249	107,025	3.9%	107,014	108,736	(1.6)%
Revenues per worksite employee per month (1)	$1,305	$1,233	5.8%	$1,339	$1,267	5.7%
Gross profit per worksite employee per month	242	191	26.7%	232	221	5.0%
Operating expenses per worksite employee per month	204	204	—	204	200	2.0%
Operating income (loss) per worksite employee per month	38	(13)	392.3%	29	21	38.1%
Net income (loss) per worksite employee per month	23	(9)	355.6%	17	13	30.8%

(1)	Gross billings of $8,675, $8,200, $7,919 and $7,553 per worksite employee per month, less payroll cost of $7,370, $6,967, $6,580 and $6,286 per worksite employee per month, respectively.

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Administaff, Inc.

  Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Year ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change

Payroll cost (GAAP)	$2,459,803	$2,236,888	10.0%	$8,449,484	$8,202,743	3.0%
Less: Bonus payroll cost	411,903	341,351	20.7%	839,066	750,351	11.8%
Non-bonus payroll cost	$2,047,900	$1,895,537	8.0%	$7,610,418	$7,452,392	2.1%

Payroll cost per worksite employee (GAAP)	$7,370	$6,967	5.8%	$6,580	$6,286	4.7%
Less: Bonus payroll cost per worksite employee	1,234	1,063	16.1%	654	575	13.7%
Non-bonus payroll cost per worksite employee	$6,136	$5,904	3.9%	$5,926	$5,711	3.8%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended			Year ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change

Net income (loss) (GAAP)	$7,789	$(2,809)	377.3%	$22,440	$16,574	35.4%
Interest expense	—	—	—	—	18	(100.0)%
Income tax expense (benefit)	5,080	(1,022)	597.1%	15,581	12,075	29.0%
Depreciation and amortization	3,641	3,993	(8.8)%	14,907	16,592	(10.2)%
EBITDA	$16,510	$162	—	$52,928	$45,259	16.9%
Stock-based compensation	$1,978	$2,183	(9.4)%	$8,126	$10,064	(19.3)%
	$18,488	$2,345	688.4%	$61,054	$55,323	10.4%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies.  Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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